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NEWS RELEASE
                                                                  [COMPANY LOGO]
CHARLES E. SMITH RESIDENTIAL REALTY, INC.




FOR IMMEDIATE RELEASE                            Contact: Investors - Brian Cass
---------------------
April 20, 1998                                                    (703) 769-1159

                                                              Media - John Kurtz
                                                                  (703) 769-1153


                 CHARLES  E. SMITH RESIDENTIAL ADDS 1,075 UNIT
                     LUXURY HIGH-RISE IN DOWNTOWN CHICAGO


     ARLINGTON, VA -- Charles E. Smith Residential Realty, Inc. (NYSE:SRW), announced today that it has acquired McClurg Court, a 1,075-unit, twin tower luxury high-rise near Lake Michigan in downtown Chicago, for approximately $70 million.

     Ernest Gerardi, Jr., President of Charles E. Smith Residential said: "This high quality acquisition significantly advances our geographic expansion strategy of building critical mass in our primary growth markets. It is superbly located just a few blocks from the lake, and increases our total existing and under construction apartment units in downtown Chicago to nearly 2,200. In 1998 to date, the company has completed property acquisitions in the Northern Virginia, Washington, DC and Chicago markets totaling more than $122 million."

     McClurg Court is a 45-story twin tower containing 1,075 residential units located in the prestigious Streeterville submarket of downtown Chicago. The site is three blocks from the lake shore, just north of the Loop, and many of its apartments offer expansive views of the lake and city skyline. The property also includes a 52,000 square foot health club and 58,000 square feet of commercial space, with a cinema, restaurant, bank and convenience store. It was built in

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1972.  Charles E. Smith Residential acquired McClurg Court from a private investment partnership for approximately $70 million in cash, and plans to invest an additional $4 million in initial capital improvements to the property. Approximately 13% of the underlying land is included in the purchase, with the balance subject to ground leases running through the year 2067. The transaction was funded from the company's recently announced new credit line, together with $26 million from the sale of convertible preferred stock, which completes a private placement arranged in 1997 with Security Capital Preferred Growth, Inc.


     Charles E. Smith Residential Realty, Inc. is a self-managed real estate investment trust listed on the New York Stock Exchange (SRW). The company and its subsidiaries and affiliates own, acquire, develop, and manage multifamily residential properties for its own account, and provide a full range of real estate services to other property owners. The company owns a portfolio of over 19,650 apartment units and two retail centers, has another 2,000 units under construction, and manages an additional 3,500+ units for other owners. The total market capitalization of the Company -- Charles E. Smith Residential Realty, including its Operating Partnership -- is approximately $1.8 billion. Investor information including press releases about Charles E. Smith Residential Realty is available on the company's Web site at: HTTP://WWW.SMITHREIT.COM ... and also through PR Newswire Company's "News on Call" by fax 800-758-5804, ext. 101271, or at: HTTP:// WWW.PRNEWSWIRE.COM.

     Certain items discussed in this press release may be deemed to be forward-looking statements. Although Charles E. Smith Residential Realty, Inc. believes that such statements are based on reasonable expectations and assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the company's expectations include real estate market conditions, information determined in the course of due diligence review, changes in local economic conditions and other risks detailed from time to time in the company's reports and filings with the
Securities and Exchange Commission.   The company assumes no obligation to
update or supplement forward-looking statements that may become untrue because of subsequent events.


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